Exhibit 99.1

PRESS RELEASE

Available for Immediate Publication: December 27, 2004
Contacts: Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
          R. Dale McKinney, EVP / Chief Financial Office (209) 725-7435
          Web Site www.ccow.com

Capital Corp of the West announces two earnings adjustments.

Merced, California, December 27, 2004-Capital Corp of the West (NASDAQ:NMS:CCOW) today announced that fourth quarter 2004 earnings will be impacted by two separate adjustments to earnings. The first relates to other-than-temporarily impaired securities, the second relates to a California state income tax receivable generated by consent dividends declared by a Real Estate Investment Trust (REIT) available to California banks for the tax years of 2001 and 2002.

"Both of these items should have no negative impact on the future earnings of CCOW" stated R. Dale McKinney CFO of CCOW. "Without these two adjustments, our earnings for the full year 2004 should fall within the 13% to 15% improvement over full year 2003, consistent with guidance already provided in our Third Quarter 2004 press release. We will provide guidance for the full year 2005 in our scheduled January 25th, 2005 earnings release and anticipate the guidance will be within the recent annual historical CCOW trend lines".

Tom Hawker, Chief Executive Officer, commented, "The performance of Capital Corp of the West, particularly over the past three years, has been, by any measure, outstanding. We look forward to continuing to deliver equally strong results to our shareholders and to the communities we serve in the years ahead. We believe taking both of these adjustments at this time eliminates uncertainty about the potential future effects of either of these issues. Also, it is important to remember that, as we go forward, there is also the potential of recapturing a portion of these adjustments as the business environment changes and as we pursue legal remedies with the State of California."

County Bank (the "Bank"), the primary subsidiary of CCOW, holds two Freddie Mac preferred stocks with par values of $3,000,000 and $6,710,000 and one Fannie Mae preferred stock with a $5,000,000 par value in its investment portfolio. Bank management has been closely following the market valuations of these stocks and recent financial news on these agencies, and has now concluded that all three are other-than-temporarily impaired under guidance provided by Financial Accounting Standards Board (FASB) 115. As a result a pre tax earnings adjustment on the $3,000,000 and $6,710,000 Freddie Mac and the $5,000,000 Fannie Mae stocks of $690,660, $1,617,110, and $1,401,400 respectively has been recorded. The after tax impact of these three write-downs total $2,151,319 with a $.36 fully diluted earnings per share impact. Under Generally Accepted Accounting Principles (GAAP) the market devaluations of these stocks have already been recorded as a reduction in comprehensive income and there are no additional charges to capital.

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The second adjustment relates to the Bank REIT consent dividend and the state of
California Voluntary Compliance Initiative (VCI) program announced in early
2004. For the years 2001 and 2002 the Bank recorded certain state tax savings related to the consent dividends declared by the REIT. Under the state VCI program the bank paid, in early 2004, taxes and interest relating to the years 2001 and 2002 and established a $1,563,000 receivable along with an offsetting $334,000 Financial Accounting Standard (FAS) 5 reserve, both net of federal tax, for the pending refund claims that have yet to be filed. Management intends to actively pursue our rights for a state tax refund relating to this receivable under the legal and statutory process available. However, at this time
Management has elected to write off into current period earnings the $1,563,000 state tax receivable less the $334,000 FAS 5 reserve or an after tax impact of $1,229,000. The writing off of these amounts does not impact the ultimate outcome of the legal and statutory process, but is a conservative measure in that the final outcome of the process is uncertain as to amount of ultimate recovery and time frames required. This adjustment negatively impacts earnings by $.21 per share.

                            Conference Call Recording

Capital Corp of the West has scheduled an investor conference call for 7:00 am PST, December 28th. Investors may listen to a recording of the conference call by going to the web site of the company www.ccow.com just after the call and following the instructions to play back the recorded conference call. The web site recording will be available for 30 days following the conference call.

                                   Safe Harbor

In addition to historical information, this release includes certain forward-looking statements regarding events and trends that may affect the Company's future results. Such statements are subject to risks and uncertainties that could cause the Company's actual results to differ materially. These factors include general risks inherent to commercial lending; risks related to asset quality; risks related to the Company's dependence on key personnel and its ability to manage existing and future growth; risks related to competition; risks posed by present and future government regulation and legislation; and risks resulting from federal monetary policy.

                              Reference Information

 Capital Corp. of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 27 years of service as "Central California's Community Bank." Currently County Bank has twenty branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Joaquin, San Francisco and Tuolumne. As of the latest FDIC data, County Bank has 6.2% market share in the six Central California counties in which it has retail branches. This ranks County Bank fifth out of thirty-nine banking institutions in this market area. For further information about the Company's financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at
(209) 725-7435.


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